Exhibit 4.1

JOHNSON & JOHNSON

COMPANY ORDER

Pursuant to the authorization of the Board of Directors of Johnson & Johnson, a New Jersey corporation (the “Company”), in resolutions adopted on February 15, 2011, the undersigned, being duly authorized, hereby approve the issuance of one or more Notes of the Company, with the terms and provisions as described below, pursuant to and further subject to an Indenture dated as of September 15, 1987, by and between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company, which succeeded Harris Trust and Savings Bank), as supplemented by the First Supplemental Indenture dated as of September 1, 1990.

TITLE:	Floating Rate Notes due 2016 (the “Floating Rate Notes”)

0.700% Notes due 2016 (the “0.700% Notes”)

1.650% Notes due 2018 (the “1.650% Notes”)

3.375% Notes due 2023 (the “3.375% Notes”)

4.375% Notes due 2033 (the “4.375% Notes”)

4.500% Notes due 2043 (the “4.500% Notes” and collectively with the Floating Rate Notes, the 0.700% Notes, the 1.650% Notes, the 3.375% Notes and the 4.375% Notes, the “Notes”)

PRINCIPAL AMOUNT:	$800 million of the Floating Rate Notes

$400 million of the 0.700% Notes

$600 million of the 1.650% Notes

$550 million of the 3.375% Notes

$650 million of the 4.375% Notes

$500 million of the 4.500% Notes

FLOATING INTEREST RATE:	3 month U.S. dollar LIBOR + 7 basis points on the Floating Rate Notes, payable quarterly on February 28, May 28, August 28 and November 28 of each year, commencing February 28, 2014, to the holders of record at the close of business on February 13, May 13, August 13 and November 13 next preceding such interest payment dates.

FIXED INTEREST RATE:	0.700% per annum on the 0.700% Notes, payable semiannually on May 28 and November 28 of each year, commencing May 28, 2014, to the holders of record at the close of business on May 13 and November 13 next preceding such interest payment dates; and

1.650% per annum on the 1.650% Note,

3.375% per annum on the 3.375% Notes,

4.375% per annum on the 4.375% Notes,

4.500% per annum on the 4.500% Notes,

in each case payable semiannually on June 5 and December 5 of each year, commencing June 5, 2014, to the holders of record at the close of business on May 21 and November 20 next preceding such interest payment dates.

MATURITY DATE:	November 28, 2016 for the Floating Rate Notes

November 28, 2016 for the 0.700% Notes

December 5, 2018 for the 1.650% Notes

December 5, 2023 for the 3.375% Notes

December 5, 2033 for the 4.375% Notes

December 5, 2043 for the 4.500% Notes

PUBLIC OFFERING PRICE:	Floating Rate Notes: 100% of the principal amount plus accrued interest, if any, from December 5, 2013 to the date of closing

0.700% Notes: 99.879% of the principal amount plus accrued interest, if any, from December 5, 2013 to the date of closing

1.650% Notes: 99.780% of the principal amount plus accrued interest, if any, from December 5, 2013 to the date of closing

3.375% Notes: 99.941% of the principal amount plus accrued interest, if any, from December 5, 2013 to the date of closing

4.375% Notes: 99.433% of the principal amount plus accrued interest, if any, from December 5, 2013 to the date of closing

4.500% Notes: 99.706% of the principal amount plus accrued interest, if any, from December 5, 2013 to the date of closing

PLAN OF DISTRIBUTION:	A public offering underwritten by Goldman, Sachs & Co.; J.P. Morgan Securities LLC; Merrill Lynch, Pierce, Fenner & Smith, Incorporated; Citigroup Global Markets Inc.; Deutsche Bank Securities Inc.; RBS Securities Inc.; BNP Paribas Securities Corp.; HSBC Securities (USA) Inc.; Mitsubishi UFJ Securities (USA), Inc.; The Williams Capital Group, L.P. (with respect to the Floating Rate Notes, the 1.650% Notes, the 3.375% Notes, the 4.375% Notes and the 4.500% Notes only); RBC Capital Markets, LLC; and Santander Investment Securities, Inc.

UNDERWRITING DISCOUNT:	0.250% of the principal amount for the Floating Rate Notes

0.250% of the principal amount for the 0.700% Notes

0.350% of the principal amount for the 1.650% Notes

0.450% of the principal amount for the 3.375% Notes

0.875% of the principal amount for the 4.375% Notes

0.875% of the principal amount for the 4.500% Notes

FLOATING NOTE OPTIONAL REDEMPTION:	None

FIXED NOTE OPTIONAL REDEMPTION:	Make-whole call and, solely with respect to the 4.375% Notes and the 4.500% Notes, par call within six months of the maturity date, as set forth in the forms of the Notes

MANDATORY REDEMPTION:	None

LISTING:	None

PLACE AND MANNER OF PAYMENT:	The principal of and interest on the Notes will be payable as set forth in the forms of the Notes.

DENOMINATIONS:	Minimum denomination of $2,000 and additional increments of $1,000

EVENTS OF DEFAULT:	As set forth in the forms of the Notes

CURRENCY:	Payable in U.S. dollars

FORM OF SECURITY:	The Notes will be issued in the form of Global Securities, which will be deposited with, or on behalf of, the Depositary.

DEPOSITARY:	The Depository Trust Company, New York.

/s/ Dominic J. Caruso
Name:	Dominic J. Caruso
Title:	Vice President, Finance and Chief Financial Officer

/s/ Michael H. Ullmann
Name:	Michael H. Ullmann
Title:	Vice President, General Counsel

/s/ John A. Papa
Name:	John A. Papa
Title:	Treasurer

Effective Date: December 2, 2013

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